                                                                                                 Entergy Corporation
                                                                                                639 Loyola Avenue
                                                                                                New Orleans, LA  70113

                                                                                                                                                                    News
                                                                                                                                                                    Release

Date:                 February 23, 2004

For Release:     Immediate

Contact:           Morgan Stewart (Media)                     Nancy Morovich (Investor Relations)
                        (504) 576-4238                                 (504) 576-5506
                        mstewa3@entergy.com                       nmorovi@entergy.com

Entergy Names New Chief Financial Officer

New Orleans, La. - Entergy announced today that Leo Denault has been named Executive Vice President and Chief Financial Officer following the resignation of C. John Wilder. Wilder resigned to become CEO of TXU Corp. Denault will have responsibility for corporate-wide finance, accounting, tax, treasury and planning activities as well as the non-regulated commercial businesses including Entergy-Koch, LP, Entergy Solutions, Entergy Asset Management and Entergy Technology Company. He will serve as a member of the Office of the Chief Executive reporting to Entergy's CEO, J. Wayne Leonard.

"As a key member of the finance team for the past 5 years," said J. Wayne Leonard, "Leo is deeply prepared for the role of chief financial officer. His capabilities span a wide range of financial disciplines-from corporate development to risk management, and his knowledge of the utility industry and of commodity markets is unmatched at Entergy. I have worked with Leo for about 18 years and he has always been a 'go to' guy for both John and me. Leo has the right mix of characteristics for this job-strong personality, intellectually honest, deep set of skills, hands-on management style, highly disciplined and very focused on risk management and value creation. Leo will bring these characteristics as well as a proven track record of building rigorous decision making processes and investment models to Entergy's leadership team, as we continue to transform our financial aspirations into demonstrated results."

"We wish John the very best as he enters the next stage of his career," Leonard continued. "The company and its board of directors are sincerely appreciative of John's contribution to Entergy's turnaround and successes over the last five years. While at Entergy, John assembled a deeply talented team of finance and commercial leaders to focus on value creation, execution and transparency in financial disclosures. John clearly delivered results, but he also exemplified a new breed of leadership in the industry by creating sustainable growth models, business plans and strategies. TXU could not have made a better choice for CEO than John. While we will miss him both personally and professionally, his move is an overall positive for the industry. John brings a fresh, new-world vision to the top spot at TXU, but he got there the old-fashioned way-through hard work, disciplined thinking, ethics, integrity, respect for people and merit."

Denault joined Entergy in 1999 as vice president of corporate development. In this role, he provided significant input into major investment/divestment decisions over the last five years including serving as lead negotiator in the creation of the Entergy-Koch, LP joint venture. Denault's responsibilities were continually expanded to include strategic planning, investment analysis and risk management processes. Through the Office of the Chief Risk Officer, he operationalized a Corporate Risk Committee to better measure, monitor and manage business and commodity risks. He also oversaw the development of the company's proprietary locational pricing and congestion management models. Denault is an officer of numerous Entergy subsidiaries, and he has served on the company's disclosure committee since its formation in 2002.

Prior to joining Entergy, Denault was vice president of corporate development at Cinergy Corporation. Denault played a lead role in PSI Energy's defense of a hostile takeover attempt that occurred during that company's merger with Cincinnati Gas and Electric to form Cinergy. Thereafter, Denault was involved in every major investment transaction, including the acquisition of generation, distribution and trading businesses in the US and abroad. He also held various positions in accounting, finance and tax throughout his tenure, which began in 1982. Denault received a bachelor of science degree from Ball State University in 1982 and he earned a master's degree in business administration from Indiana University in 1991.

Wilder joined Entergy in 1998, and was as a core member of the company's new management team. Wilder served in a wide variety of leadership roles, including creating and growing businesses, improving risk management and controls and negotiating complex transactions. He also is credited with establishing a new standard of excellence in financial disclosures through his commitment to providing investors with detailed financial information and drivers to help them more accurately assess the company's underlying value and risk profile. Prior to Entergy, Wilder held various management positions at Royal Dutch/Shell Group including Chief Executive Officer of Shell Capital in London.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings